UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2014

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective as of June 30, 2013 (the “Closing Date”), the Company, Kien Huat Realty III Ltd., Colin Au Fook Yew and Joseph D’Amato (the “Company Parties”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Stanley Stephen Tollman (“Tollman”) and Bryanston Group, Inc. (“Bryanston Group” and, together with Tollman, the “Bryanston Parties”). Pursuant to the Settlement Agreement, the Company Parties and the Bryanston Parties (together, the “Settlement Parties”) agreed to the settlement of certain claims relating to shares of Series E Preferred Stock of the Company (the “Preferred Stock”) held by the Bryanston Parties and that certain Recapitalization Agreement, dated December 10, 2002, by and between, among others, the Bryanston Parties and a predecessor to the Company, pursuant to which the Bryanston Parties acquired the Preferred Stock.

In consideration for the mutual release of all claims, the Company agreed to redeem the Preferred Stock from the Bryanston Parties, and the Bryanston Parties agreed to sell the Preferred Stock to the Company, in accordance with an agreed-upon schedule and purchase price (the “Redemption Schedule”) and based upon the closing by the Company of third party financing in an aggregate amount sufficient to enable the Company to complete the construction of its planned gaming facility in Sullivan County, New York (the “Concord Event”).

Effective May 29, 2014, the Settlement Parties entered into a side letter amendment to the Settlement Agreement (the “Letter Agreement”), pursuant to which the Redemption Schedule was revised. As per the Letter Agreement, the Company may, in its sole discretion redeem the Preferred Stock prior to the occurrence of the Concord Event at a purchase price consistent with the Redemption Schedule notwithstanding whether a Concord Event has occurred (“Early Redemption”). Moreover, the Company shall be required to redeem the Preferred Stock upon being awarded a gaming facility license by the New York State Gaming Commission and paying the required license fee at a purchase price consistent with the Redemption Schedule notwithstanding whether a Concord Event has occurred (“Mandatory Redemption”). Unless and until an Early Redemption or Mandatory Redemption occurs, the existing terms and conditions of the Settlement Agreement remain unaffected and the obligations unmodified.

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company entered into Amendment No. 1 to the Employment Agreements (collectively the “Employment Agreement Amendments”) of each of Joseph A. D’Amato, the Chief Executive Officer (“D’Amato”), Laurette J. Pitts, the Senior Vice President, Chief Operating Officer and Chief Financial Officer (“Pitts”) and Nanette L. Horner, the Senior Vice President, Chief Counsel and Chief Compliance Officer of the Company (“Horner” and, together with D’Amato and Pitts, the “Executives”). The Employment Agreements of each of Pitts and Horner were amended to: (i) extend the termination date of the Employment Agreements, (ii) update the base salary and (iii) implement changes in title, as applicable, in accordance with the table below:

Executive	Termination Date	Base Salary Change	Title
Laurette J. Pitts	December 31, 2014 updated to December 31, 2015	Base salary increased from $230,000 to $240,000	Title of “Senior Vice President” will be replaced with “Executive Vice President”. The remaining titles are unchanged.

Nanette L. Horner	December 31, 2014 updated to December 31, 2015	Base salary increased from $215,000 to $225,000	Title of “Senior Vice President” will be replaced with “Executive Vice President”. The remaining titles are unchanged.

In addition to the changes detailed above, the Employment Agreement of each Executive was amended to supplement the definition of “Change in Control” such that the following will also constitute a Change in Control:

“The individuals who, as of the date hereof, constitute the members of the Board (the ‘Current Board Members’) cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least a majority of the members of the Board unless such change is approved by the Current Board Members.”

This summary description is qualified in its entirety by reference to the actual Employment Agreement Amendments, which are filed as Exhibit 10.1 through 10.3 to this Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 1 to Employment Agreement with Joseph A. D’Amato, dated May 29, 2014

10.2	Amendment No. 1 to Employment Agreement with Laurette J. Pitts, dated May 29, 2014

10.3	Amendment No. 1 to Employment Agreement with Nanette L. Horner, dated May 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2014

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	Chief Executive Officer

Exhibit Index

10.1	Amendment No. 1 to Employment Agreement with Joseph A. D’Amato, dated May 29, 2014

10.2	Amendment No. 1 to Employment Agreement with Laurette J. Pitts, dated May 29, 2014

10.3	Amendment No. 1 to Employment Agreement with Nanette L. Horner, dated May 30, 2014